Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, $0.0001 par value per share, of Cellular Dynamics International, Inc., and that this agreement be included as an Exhibit A to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of this 2nd day of August, 2013.

Sixth Floor Investors LP
By:	8-26-22 GP LLC, its General Partner
By:	/s/ Daniel F. Pritzker
	Name:	Daniel F. Pritzker
	Title:	Chief Executive Officer

8-26-22 GP LLC
By:	/s/ Lewis M. Linn
	Name:	Lewis M. Linn
	Title:	Manager

Texas 8-26-22 Trust 2
By:	1922 Trust Company LTA, its Trustee
By:	/s/ Lewis M. Linn
	Name:	Lewis M. Linn
	Title:	President